EXHIBIT 99.2

                                      IMSCO


             International Multiracial Shared Cultural Organization
                       4 Park Avenue. New York, NY. 10016

       "NGO Specialized with the Economic and Social Council of the United
             Nations" A Global Financial Management Consultant Corp.
                    Representing Developing Business Cultures


NO.W/O4/OO1O3/IMSCO/UN/NGO/H-duras.-
-------------------------------------                         Tel: (212)532-5449
                                                              Fax: (212)532-4680
Chairman                                               E-mail: westimsco@aol.com

                                                              September 14, 2004
Dear Sir,

     I take pleasure in informing you that, in response to your application, by decision IMSCO Board, September 10, adopted during the special session of the International Multiracial Shared Cultural Organization, Board held from 8-10 to 8-11 2004, that Certification and consultative status with IMSCO was granted to your organization, in accordance with Article 2. (e) of the Constitution and with the Guidelines established by the General Conference regarding appropriate relations with United Nations non-governmental and other organizations the work which is related to that of IMSCO Specialized status, mandated and granted IMSCO through the Economic and Social Council of the United Nations, and its substantive session of 1995 in Geneva.

     Concerning participation of WaterChef Inc. in the work of the General Conference and of the IMSCO United Nations mandate, the Guidelines refer to the relevant provision of the United Nations Charter and Constitution of IMSCO, and in particular to the Bylaws and rules of procedure of the IMSCO Conference and of the Board (i.e. rules in Article 2, (b) page (1.) of the IMSCO bylaws and the signed agreement between IMSCO, WaterChef and its affiliates regarding the WaterChef/Honduras clean water projects Respectively between IMSCO / WaterChef for the certification life of the Houduras clean water agreement and project). Your assigned certification No. is, (No.W/04/001O3/IMSCO/UN/NGO/H-duras-). Copies of the page of those documents you requested are attached.

     I welcome the decision of the Board and would appreciate your early reaction and suggestions for the joint activities. I look forward to a close cooperation between our two organizations. It should also be helpful for you to know IMSCO have consultative status in United Nations Industrial Development Organization UNIDO.

                                            Your Truly,

                                            /s/  Frank Weston
                                            -----------------------------------
                                                 Frank Weston
                                                 Chairman


Mr. David A. Conway / CEO
Waterchef, Inc.
1007 Glen Cove Avenue
Glen Head, NY 11545
United States of America